Exhibit 99.3

CFO Commentary on First Quarter 2015 Financial Results

3855 South 500 West

Salt Lake City, UT 84115

May 5, 2015

Related Information

The commentary in this document can be referenced in the financial information found in the earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the Form 8-K furnished to the Securities and Exchange Commission website at sec.gov.

Conference Call

The Company will hold a conference call at 5:00 p.m. Eastern Daylight Time on May 5, 2015, to review first quarter results. Randall Hales, Chief Executive Officer, and Brandon T. O'Brien, Chief Financial Officer, will participate in the call. The conference call will be available to interested parties through a live audio Internet broadcast accessible at investors.ZAGG.com. A podcast of the conference call will also be archived at investors.ZAGG.com for one year.

Summary

In the first quarter, net sales increased 17% to $57.2 million compared to net sales of $49.0 million in the first quarter of 2014. Gross profit margin was 40% in the quarter primarily driven by a high percentage of sales from the screen protection line. Operating expenses were 31% of net sales compared to 32% in the first quarter of 2014. First quarter net income was $3.2 million, or $0.11 per diluted share, an increase of 224% over our first quarter of last year.

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ZAGG discloses the following non-GAAP metrics in its regular financial releases - pro forma net income, pro forma earnings per share, and Adjusted EBITDA. Readers should refer to the non-GAAP financial disclosures at the end of this document for information on the limitations of non-GAAP disclosures. An explanation of ZAGG's use of these non-GAAP financial measures and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG's press release today, which can be found at investors.ZAGG.com.

For the first quarter, pro forma net income increased to $5.0 million or $0.17 per diluted share, from $2.8 million or $0.09 per diluted share in the first quarter of 2014.

For the first quarter, Adjusted EBITDA increased to $9.3 million from $5.5 million in the first quarter of 2014.

The Company released 2015 financial guidance earlier this year, which anticipated flat to low single digit percentage increase in net sales, and improvement in Adjusted EBITDA margin to a range of 14% to 15% as a percentage of net sales. The 2015 Guidance section beginning on page 7 below contains a more detailed discussion of the factors contributing to this outlook.

Consistent with today's release, the Company will be disclosing consolidated financial results reflecting its primary operations in the United States, as well as operations from ZAGG International, its wholly owned subsidiary operating in Shannon, Ireland. The commentary today addresses only consolidated results unless otherwise stated. The financial statements provided in today's release reflect consolidated Q1 2015 and should be referred to for further clarifications.

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First Quarter Financial Results

(All comparisons are between first quarter 2015 and first quarter 2014, unless otherwise noted.)

Q1 Net Sales

Net sales increased 17% to a first quarter record of $57.2 million from $49.0 million.

Product Categories

Screen protection was 63% of net sales or $35.9 million, compared to 34% or $16.7 million. This was a strong quarter for screen protection sales, which increased 115% from last year, as a result of continued high demand for InvisibleShield Glass and HDX film for the iPhone 6 and iPhone 6 Plus, increased placement for the screen protection product line at key retailers, and sell-in during the quarter for the recently launched Samsung Galaxy S6.

Tablet keyboard sales were $13.9 million or 24% of net sales, compared to $18.8 or 38%. Power management was 2% of net sales or $1.3 million. Tablet keyboards and power management declined in the quarter due to year-end ramp of inventory levels at key retailers to meet record sales in the fourth quarter of 2014 in these two categories. As a result inventory levels at our key retailers was sufficient to meet a large portion of the first quarter demand. NPD data for the first quarter shows ZAGG gained market share consistently in each of the three month for our tablet keyboard line. March showed the highest share in the past 15 months with 29% of revenue dollars. Audio and case sales declined year-over-year as retailers wait to take new models anticipated to set later in 2015.

Audio sales declined 45% to $4.2 million or 7% of net sales. Cases were down 27% to $1.0 million or 2% of net sales.

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Channels

For the quarter, 89% of sales came from our retail channel versus 88% in the same period last year; 5% of sales were from ZAGG.com and iFrogz.com versus 6% in the same quarter last year; 6% from the kiosks and standalone stores versus 6% in the same quarter last year; and international sales of $4.5 million accounted for 8% of total net sales in the quarter, versus $7.4 or 15% in the same quarter last year. First quarter international sales last year reflected a large order of the Samsung Cover-fit keyboards in Europe that did not recur this year.

In the second half of 2014, the Company migrated to a new ecommerce platform, and spending on keyword searches was reduced, which negatively impacted net sales from ZAGG.com and iFrogz.com during that period. For the first quarter, US web sales decreased 2% year over year. The Company expects ecommerce to benefit from an enhanced ecommerce platform, strategic keyword spending and a comprehensive ecommerce strategy.

Q1 Gross Margin

Gross profit was $23.0 million versus $17.8 million, which translates into gross margin for the quarter of 40% versus 36%. The increase in gross profit was largely due to the sales mix with screen protection products making up over 63% of nets sales compared to 34% in the prior year. Higher screen protection sales are beneficial to our gross margin.

Q1 Operating Expense

Cost containment continues to be a focus in 2015, although the Company will invest strategically to grow the business. Operating expense was 31% of net sales at $17.5 million, compared to $15.8 million or 32% in 2014.

Q1 Operating Income

Operating income was $5.4 million versus $1.9 million in the prior year. The increase in the year over year comparison is largely due to the higher gross margin in the first quarter of 2015.

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Q1 Income Tax Expense

The effective tax rate for the quarter came in at 41.7% compared to 50.3% in the prior year quarter. The decrease in the effective tax rate was primarily due to reduced losses from foreign jurisdictions that are taxed at a 0% rate. The Company’s effective tax rate will generally differ from the U.S. Federal Statutory rate of 35%, due to state taxes, permanent items, and the Company’s global tax strategy.

Q1 Net Income

Net income was $3.2 million versus $1.0 million. The quarterly fully diluted share count was 29,677,768. In 2013 and 2014 the Company executed on two share repurchase programs totaling $19.6 million, which has reduced the fully diluted share count. Fully diluted earnings per share were $0.11 versus fully diluted earnings per share of $0.03.

Unaudited Supplemental Data: Pro-forma Net Income and Adjusted EBITDA

During the first quarter, the Company incurred the following noncash charges, which have been tax-effected, assuming a statutory tax rate of 39.2% in the calculation of pro forma earnings per share:

•	$0.5 million or $0.02 related to stock-based compensation; and
•	$1.3 million or $0.04 related to amortization of intangible assets.

Pro forma net income was $5.0 million, or $0.17 per diluted share, as compared $2.8 million, or $0.09 per diluted share.

Total noncash charges, net of tax, included in the calculation of pro forma net income totaled $1.8 million in the quarter, or $0.06 per diluted share.

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Adjusted EBITDA for the quarter was $9.3 million compared to $5.5 million. Adjusted EBITDA margin was 16% versus 11% last year.

Balance Sheet

At March 31, 2015, working capital was $78.2 million compared to $72.8 million at December 31, 2014. The biggest changes to working capital were strong collections of outstanding accounts receivable and the payment of outstanding accounts payable.

Cash Balance

The cash balance at March 31, 2015 was $14.7 million versus a cash balance of $9.5 million at December 31, 2014. The increase in cash is largely the result of positive cash from operations during the first quarter of 2015, partially offset by purchases of property and equipment. Operating cash flow for the first quarter was $7.5 million.

Debt Balances and Stock Repurchase

The Company had no outstanding draws on the $25.0 million revolving line of credit at March 31, 2015. The Company did not purchase any shares of its common stock in the first quarter.

Account Receivables

Accounts receivable for the quarter were $44.1 million, as compared to $75.7 million at December 31, 2014. The decrease in accounts receivables was the result of strong cash collections following record Q4 2014 sales of $102.4 million. Days Sales Outstanding (“DSOs”) in the first quarter was 69 compared to 68 at December 31, 2014. DSOs are slightly up due to high receivables received in the latter part of the quarter related to the sell-in for the Samsung Galaxy S6.

Inventory

Inventories for the quarter ended at $48.1 million, compared to $48.4 million at December 31, 2014. With the newly instated bi-annual product launch cycles, and subject to the load-in effect of new device launches, we are realizing more predictable inventory levels throughout the year. Inventory levels rise as products are purchased ahead of the spring and fall retail sell-in, and then decline as product is sold into the channel. In addition, InvisibleShield Glass is manufactured overseas and purchased into inventory in anticipation of OEM device launches, which has had the effect of raising inventories relative to previous periods when film products were our primary screen protection product offering.

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2015 Guidance

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables taken in consideration when planning our business and evaluating our own performance.

The Company reiterates the guidance for 2015 of net sales in a range of $260 million - $270 million, which includes anticipated growth of about 50% in Western Europe, with only moderate growth in our current key retailers in the U.S. We expect to gain additional retail customers in 2015, but assortment, load-in timing, and sell-through performance are uncertain. We anticipate incremental gains with new product placements being offset by sales for screen protection normalizing in the second half of 2015 from the high levels we are experiencing with the recent OEM device launches. While the Samsung Galaxy S6 has been well received, and there are numerous device launches planned for the remainder of 2015, these launches are not anticipated to replicate the same high level of demand in the second half of 2015 compared with the launch of the iPhone 6 and 6 Plus in late 2014. We are monitoring the impact of foreign exchange rate fluctuations, particularly for the Euro, which could negatively impact our revenue guidance for 2015.

Corporate gross margin is forecast to increase to the mid-30’s in 2015 from the low 30’s experienced in the previous year. We are working to take costs out of the supply chain and lower transportation costs. However, the impact of these cost savings is likely to be realized in the second half of the year. The Company is experiencing high screen protection sales due to recent OEM device launches. As a result, product mix is having a beneficial impact on our gross margin. In the latter part of 2015 we expect the mix of sales to shift to other product categories, which may compress gross margin.

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Adjusted EBITDA is anticipated to be in a range of $38 million to $41 million. The biggest driver for the improvement in Adjusted EBITDA is gross margin. We are forecasting the improvement in cost of goods sold and moderate increase in operating expenses throughout 2015 to allow Adjusted EBITDA to grow year-over-year in a range of 18% to 28%.

Non-GAAP Financial Disclosure

Readers are cautioned that the Adjusted EBITDA (earnings before stock-based compensation expense, depreciation and amortization, other income/expense, and provision for income taxes) and pro forma net income (earnings before stock-based compensation expense, amortization of intangibles, and other income/expense [excluding cash interest expense], net of tax effects where applicable) contained in this commentary are not financial measures under U.S. generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as alternatives to any other measures of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. For comparative purposes, we applied an annualized statutory tax rate of 39.23% in 2015 and 38.25% in 2014, which reflects the Company’s statutory tax rate in each respective period, to derive the pro forma net income and pro forma earnings per share. We present this financial information because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the impact of inconsistent quality or reliability of new product offerings; (f) the impact of lower profit margins in certain new and existing product categories; (g) the impacts of changes in economic conditions, including on customer demand; (h) managing inventory in light of constantly shifting consumer demand; (i) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber attacks, terrorist incidents, or the threat of terrorist incidents; and (j) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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